                                  NEWS RELEASE

Weatherford Appoints New Chief Financial Officer

HOUSTON, April 22, 2025 - Weatherford International plc (NASDAQ: WFRD) ("Weatherford" or the "Company") today announced Anuj Dhruv has been appointed as Executive Vice President and Chief Financial Officer.

Girish Saligram, President and Chief Executive Officer of Weatherford, commented, “I am pleased to welcome Anuj to Weatherford. With fresh perspective and proven expertise, Anuj will enhance our leadership team and help position Weatherford to lead confidently through the next phase of our journey. His experience across multiple industries and leadership roles in finance will help shape Weatherford’s focus on delivering high returns for our shareholders. I would like to thank Arun Mitra for his contributions during his time with Weatherford and wish him the best for the future.”

About Anuj Dhruv
Mr. Dhruv brings more than two decades of diverse experience in global finance, strategy, and transformation roles across the technology, energy, and chemicals industries. Most recently, he served as Vice President of Finance and Strategy for the Global Olefins and Polyolefins segment at LyondellBasell, where he was responsible for driving performance, investment strategies, and transformation initiatives across a $29B revenue segment. Mr. Dhruv’s extensive background includes strategic leadership at Schlumberger and Microsoft, with a track record of optimizing financial performance, leading complex M&A transactions, and building high-performing teams.

About Weatherford
Weatherford delivers innovative energy services that integrate proven technologies with advanced digitalization to create sustainable offerings for maximized value and return on investment. Our world-class experts partner with customers to optimize their resources and realize the full potential of their assets. Operators choose us for strategic solutions that add efficiency, flexibility, and responsibility to any energy operation. The Company conducts business in approximately 75 countries and has approximately

18,000 team members representing more than 110 nationalities and 320 operating locations. Visit weatherford.com for more information and connect with us on social media.

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Contacts
For Investors:
Luke Lemoine
Senior Vice President, Corporate Development & Investor Relations
+1 713-836-7777
investor.relations@weatherford.com

For Media:
Kelley Hughes
Senior Director, Communications & Employee Engagement
media@weatherford.com